Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED AND SIX MONTHS ENDED DECEMBER 31, 2010

SAN DIEGO, California, January 27, 2011 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended December 31, 2010. Revenue for the quarter ended December 31, 2010 was $306.0 million, an 11% increase (a 14% increase on a constant currency basis) over the quarter ended December 31, 2009. For the quarter ended December 31, 2010, income from operations was $69.9 million and net income was $58.5 million, an increase of 21% and 27%, respectively, compared to the quarter ended December 31, 2009. Diluted earnings per share for the quarter ended December 31, 2010 were $0.37, an increase of 23% compared to the quarter ended December 31, 2009.

SG&A expenses were $91.6 million for the quarter ended December 31, 2010, an increase of $7.5 million, or 9% (a 10% increase on a constant currency basis) over the quarter ended December 31, 2009. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 30% of revenue in the quarter ended December 31, 2010, compared to 31% in the quarter ended December 31, 2009.

R&D expenses were $22.0 million for the quarter ended December 31, 2010, or 7% of revenue. R&D expenses increased by 15% (a 10% increase on a constant currency basis) compared to the quarter ended December 31, 2009. R&D expenses were negatively impacted by the depreciation of the U.S. dollar against the Australian dollar.

The company amortized acquired intangibles of $2.6 million ($1.7 million, net of tax) during the quarter ended December 31, 2010. Stock-based compensation costs incurred during the quarter ended December 31, 2010 of $8.2 million ($5.1 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

For the six months ended December 31, 2010, revenue was $588.0 million, an increase of 13% over the six months ended December 31, 2009 (a 15% increase on a constant currency basis). For the six months ended December 31, 2010, income from operations and net income were $136.3 million and $115.2 million, an increase of 23% and 31%, respectively, compared to the six months ended December 31, 2009. Diluted earnings per share for the six months ended December 31, 2010 were $0.73 per diluted share, an increase of 28% compared to the six months ended December 31, 2009.

Inventory, at $214.9 million, increased by $29.2 million compared to June 30, 2010. Accounts receivable days sales outstanding, at 67 days, decreased by 4 days compared to June 30, 2010.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the second quarter of fiscal 2011 we continued to show strong growth year-over-year especially in Europe and the Asia-Pacific region. Revenue in the Americas increased by 10% to $163.2 million over the prior year’s quarter. Revenue outside the Americas increased by 12% to $142.8 million over the prior year’s quarter, or a 17% increase on a constant currency basis. The growth in flow generators was mainly driven by sales of the S9™ AutoSet. Masks sales did extremely well in all regions with the recent launches of several new masks across all categories. Operating profit for the December quarter was $69.9 million and cash flow from operations was $68.3 million, demonstrating excellent operating performance.

“We expect the growth of all of our products to continue to benefit from the vastly under-penetrated and growing sleep-disordered breathing market. The findings from clinical studies continue to demonstrate the importance of diagnosing and treating sleep-disordered breathing (SDB). During the quarter, new 10-year study results published in the Journal of the American Heart Association showed that severe obstructive sleep apnea increased the risk of fatal and non-fatal cardiovascular events two-to five fold and can increase the risk of stroke. Recommendations were made for evaluation of SDB particularly for those with obesity, hypertension, heart disease or drug-resistant hypertension1. Increasingly, there is evidence coming to light that early intervention in the treatment of SDB may slow or prevent the progression of these co-morbidities. The increase in awareness of the role that SDB plays in these costly and debilitating co-morbidities and in the reduction in workplace safety and productivity, should continue to be a major driver of market expansion.”

About ResMed

ResMed is a leading developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing 1-800-291-9234 (domestic) or +1 617-614-3923 (international) and entering conference pass code no. 33911596. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 1-888-286-8010 (domestic) and +1 617-801-6888 (international) and entering conference I.D. No. 69512540.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

[1]	Goldstein et al. AHA 12/2010

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net revenue	$305,986	$275,134	$587,998	$522,126
Cost of sales	119,987	110,929	228,045	207,743

Gross profit	185,999	164,205	359,953	314,383

Operating expenses:
Selling, general and administrative	91,581	84,094	176,371	160,850
Research and development	21,972	19,059	41,712	36,973
Amortization of acquired intangible assets	2,573	2,130	4,604	3,975
Donation to Foundation	—	1,000	1,000	2,000

Total operating expenses	116,126	106,283	223,687	203,798

Income from operations	69,873	57,922	136,266	110,585

Other income (expenses), net:
Interest income (expense), net	6,005	3,166	11,102	5,290
Other, net	3,043	2,009	8,106	5,127

Total other income (expenses), net	9,048	5,175	19,208	10,417

Income before income taxes	78,921	63,097	155,474	121,002
Income taxes	20,465	17,114	40,310	32,917

Net income	$58,456	$45,983	$115,164	$88,085

Basic earnings per share	$0.38	$0.31	$0.76	$0.59
Diluted earnings per share	$0.37	$0.30	$0.73	$0.57

Basic shares outstanding	152,420	150,246	152,006	150,544
Diluted shares outstanding	157,593	154,068	157,276	153,748

All share and per share information has been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock dividend that was declared on August 5, 2010 and distributed on August 30, 2010.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$616,201	$488,776
Accounts receivable, net	235,083	226,911
Inventories	214,886	185,642
Deferred income taxes	7,447	14,112
Income taxes receivable	5,577	5,317
Prepaid expenses and other current assets	66,060	64,583

Total current assets	1,145,254	985,341

Property, plant and equipment, net	441,049	387,148
Goodwill	219,220	198,625
Other intangibles	50,627	30,925
Deferred income taxes	19,829	19,042
Other assets	8,232	5,316

Total non-current assets	738,957	641,056

Total assets	$1,884,211	$1,626,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	44,329	57,535
Accrued expenses	92,527	80,883
Deferred revenue	37,030	29,507
Income taxes payable	7,884	22,656
Deferred income taxes	464	402
Current portion of long-term debt	64,358	121,689

Total current liabilities	246,592	312,672

Non-current liabilities:
Deferred income taxes	9,615	10,793
Deferred revenue	14,986	12,755
Income taxes payable	2,216	2,641

Total non-current liabilities	26,817	26,189

Total liabilities	273,409	338,861

Stockholders’ Equity:
Common stock	614	605
Additional paid-in capital	737,300	660,185
Retained earnings	1,000,040	884,876
Treasury stock	(381,101)	(344,505)
Accumulated other comprehensive income	253,949	86,375

Total stockholders’ equity	1,610,802	1,287,536

Total liabilities and stockholders’ equity	$1,884,211	$1,626,397

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